Exhibit 99.8

China Carbon Announces Second Closing of Private Placement

Press Release Source: China Carbon Graphite Group, Inc. On Thursday January 14, 2010, 9:00 am EST

NEW YORK, Jan. 14, 2010 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. ("China Carbon" or the "Company") (OTCBB:CHGI - News), one of China's leading non-state-owned producers and wholesale suppliers of fine grain and high purity graphite, announced today that it closed a private placement for gross proceeds of $384,000. This closing represents the second phase of a private placement in which the Company raised a total of $2,976,600, including $2,592,600 raised in the initial closing on December 23, 2009. Maxim Group LLC acted as the exclusive placement agent in the private placement.

In connection with the private placement, the Company issued a total of 2,480,500 shares of Series B Convertible Preferred Stock and five-year warrants to purchase a total of 992,200 shares of common stock at an exercise price of $1.30 per share. Each share of Series B Preferred Stock is convertible into one share of common stock. The Company may redeem any outstanding shares of Series B Preferred Stock at $1.20 per share upon the second anniversary of the initial closing date, subject to certain conditions. The net proceeds of the financing will be used for working capital purposes.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon and graphite based products in China. The Company is the largest wholesale supplier of fine grain and high purity graphite in China and is one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare-earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by China's Ministry of Science & Technology as a "National Hi-tech Enterprise." Of the 400 plus carbon graphite producers in China, China Carbon is the only non-state-owned company which has received this honor. For more information, visit http://www.chinacarboninc.com. Any information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the Company's business and that of its subsidiaries. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors. The Company does not assume a duty to update these forward-looking statements.